Exhibit 99.1

Lumentum Holdings Inc. Announces $850 Million Convertible Notes Offering

SAN JOSE, Calif., December 9, 2019 — Lumentum Holdings Inc. (“Lumentum”) (NASDAQ: LITE) today announced its intention to offer, subject to market conditions and other factors, $850 million aggregate principal amount of convertible senior notes due in 2026 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Lumentum also expects to grant the initial purchaser of the notes a 13-day option to purchase up to an additional $127.5 million aggregate principal amount of the notes.

The notes will be unsecured, senior obligations of Lumentum, and interest will be payable semi-annually in arrears. The notes will be convertible at the option of holders, subject to certain conditions and during certain periods, into cash, shares of Lumentum’s common stock or a combination of cash and shares of Lumentum’s common stock, with the form of consideration at Lumentum’s election. The interest rate, conversion rate and certain other terms of the notes are to be determined upon pricing of the offering.

Lumentum intends to use approximately $196 million of the net proceeds of the offering to repay in full all amounts outstanding under its term loan credit facility, and a portion of the net proceeds of the offering to purchase up to approximately $200 million of its common stock concurrently with the pricing of this offering in privately negotiated transactions effected through the initial purchaser of the notes or its affiliates as its agent. Lumentum intends to use the remainder of the net proceeds of the offering for general corporate purposes, which may include capital expenditures, working capital and potential acquisitions.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Lumentum’s ability to complete the offering, the expected closing date of the offering and Lumentum’s intended use of the net proceeds of the offering. Forward looking statements may also be identified by the use of the words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions. These forward looking statements are based on estimates and assumptions by Lumentum’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks. Actual results may differ materially from those anticipated or predicted by Lumentum’s forward-looking statements as a result of various important factors, including, but not limited to, the terms of the notes and the offering, the risks and uncertainties related to whether or not Lumentum will consummate the offering and the impact of general economic, industry, market or political conditions. In addition, all forward-looking statements are subject to other risks detailed in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2019 and the risks discussed in our other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof, except as required by applicable law.

About Lumentum

Lumentum (NASDAQ: LITE) is a market-leading designer and manufacturer of innovative optical and photonic products enabling optical networking and laser applications worldwide. Lumentum optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum lasers enable advanced manufacturing techniques and diverse applications including next-generation 3D sensing capabilities. Lumentum is headquartered in San Jose, California with R&D, manufacturing, and sales offices worldwide.

Contact Information:

Investors:	Jim Fanucchi, 408-404-5400; investor.relations@lumentum.com

Media:	Sean Ogarrio, 408-546-5405; media@lumentum.com